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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT


               THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 14th day of January, 1998 by and between Women First HealthCare, Inc., a Delaware corporation (the "Company"), and David F. Hale ("Executive").

                                   WITNESSETH:

               WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein; and

               WHEREAS, capitalized terms used herein and not otherwise defined are used herein as defined in that certain Stock Purchase Agreement, dated as of January 8, 1998, by and between the Company and the Purchasers signatory thereto.

               NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

               1. Employment. The Company hereby employs Executive as President and Chief Executive Officer, and Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

               2. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement (the "Term") shall begin on the date hereof and shall continue through the fifth anniversary of the date hereof.

               3. Duties and Responsibilities. During the Term, Executive shall serve as President and Chief Executive Officer of the Company and shall report directly to the Chairman of the Board (the "Chairman") and the Board of Directors (the "Board"). Executive agrees to perform such duties as are consistent with his position subject to the direction of Chairman and the Board. Executive shall be required to devote substantially all of his business time, attention and effort to the Company's business and affairs and perform diligently his duties hereunder, all subject to the direction of the Chairman and the Board, together with such other duties as may be reasonably requested from time to time by the Chairman or the Board. Subject to the terms of the Non-Competition Agreement referred to in Section 7, this shall not preclude Executive from serving on community and civic boards or the corporate boards on which Executive currently serves, or participating in industry associations, provided such activities do not unreasonably interfere with his duties to the Company.

               4. Support Services. Executive shall be entitled to all of the administrative, operational and facility support customary for a similarly situated executive. This support shall include, without limitation, a suitably appointed private office and a secretary or administrative assistant.


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               5. Compensation. Throughout the Term the Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 5.

                      (a) The Company shall pay to Executive a minimum "Base Salary," payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly), of $350,000 per annum, which Base Salary shall be subject to increase upon review annually by and at the sole discretion of the Compensation Committee of the Board and as approved by the Board.

                      (b) (i) Executive may be entitled to receive bonus compensation (each, a "Quarterly Bonus") for each fiscal quarter, or part thereof, that he is employed by the Company, of $25,000 for each fiscal quarter during the Term, based upon the performance of Executive and the Company. The amount of each such Quarterly Bonus, if any, shall be determined quarterly by the Chairman in his sole discretion, and each such Quarterly Bonus, if any, shall be paid promptly following such determination.

                           (ii) Executive shall participate in the Company's
Management Incentive Compensation Plan and shall be paid an annual bonus as determined by the Compensation Committee of the Board and as approved by the Board. The Management Incentive Compensation Plan shall incorporate the milestones described in the Company's initial preferred stock financing into the goals Executive will be expected to achieve.

                      (c) Executive shall be entitled to participate in all life insurance, medical insurance, disability insurance, retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms thereof. Notwithstanding the foregoing, nothing contained herein shall obligate the Company to continue any insurance and/or benefit plan which it now maintains or hereafter establishes, except for the insurance policies referred to in the following sentence. In addition, the Company will pay the annual premiums on Executive's disability insurance policies currently in effect from New York Life and Paul Revere and the $1 million whole life insurance policy from Connecticut Mutual Life Insurance Company naming Executive's trust as the beneficiary.

                      (d) Executive shall be entitled to payment of or reimbursement for reasonable business entertainment expenses and any and all other business expenses reasonably incurred on behalf of or in the course of performing duties for the Company, all in accordance with the expense reimbursement policies established from time to time by the Company. In addition, the Company shall, at Executive's option, lease an automobile for the Company which will be available to Executive from time to time, or lease an automobile for Executive's use and, in the event Executive elects to have the Company lease an automobile for Executive's use, will reimburse Executive for reasonable gas and maintenance expenses. Executive agrees to provide such documentation of these expenses as may be reasonably required.


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                      (e) Executive shall be entitled to such periods of
vacation and sick leave allowance each year as provided under the Company's vacation and sick leave policy and as otherwise provided for executive officers, but in no event shall Executive be entitled to less than four weeks of vacation.

                      (f) Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                      (g) (i) Concurrently with the execution hereof, the Company shall grant to Executive the right and option, pursuant to the Company's Long Term Incentive Plan, to purchase up to 945,000 shares of the Company's common stock, par value $0.01 per share at an exercise price of $0.51 per share (taking into account the three for one stock split approved by the Board). Subject to the provisions of Section 6, such options shall vest 25% upon grant and 25% per year in equal daily installments over a three-year period, commencing as of January 14, 1998.

                           (ii) Concurrently with the execution hereof, the
Company shall grant to Executive the right and option, pursuant to the Company's Long Term Incentive Plan, to purchase up to an additional 375,000 shares of the Company's common stock, par value $0.01 per share at an exercise price of $0.51 per share (taking into account the three for one stock split approved by the Board). Subject to the provisions of Section 6, such options shall vest over a four-year period, in equal daily installments commencing as of January 14, 1998.

                           (iii) Subject to the vesting provisions set forth in
paragraphs (i) and (ii) above, the options described in paragraphs (i) and (ii) may be exercised at any time or from time to time during the ten year period following the date hereof, subject to the terms and provisions contained in the aforementioned Long Term Incentive Plan and related grant letter to be authorized by the Board of Directors. Executive shall not have any of the rights of a shareholder of the Company with respect to any non-exercised options.

               6. Termination.

                      (a) Executive's employment under this Agreement and the Term shall be terminated immediately on the death of Executive and may be terminated by Executive for "Good Reason" (as defined below) or by the Company:

                        (i) at any time after the "Permanent Disability" (as defined below) of Executive;

                        (ii) at any time for "Cause" (as defined below) by action of the Board; or


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                        (iii) at any time without Cause by action of the Board.

               For purposes hereof, "Cause" shall mean:

                         (A) A willful act by Executive which constitutes
                    misconduct or fraud and which is injurious to the Company; provided, however, that no act, or failure to act, by Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest;

                         (B) Conviction of, or a plea of "guilty" or "no
                    contest" to, a felony; or

                         (C) Executive's breach of any provision of this
                    Agreement, which breach has not been cured (if it is of a nature that can be cured) to the Board's reasonable satisfaction within ten (10) days after the Company gives written notice thereof to Executive.

               For purposes hereof, Executive's "Permanent Disability" shall be deemed to have occurred one day after one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, during which one hundred fifty (150) days, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties under this Agreement.

               For purposes hereof, "Good Reason" shall mean (i) a termination by Executive within ninety (90) days following the relocation of the office of Executive more than fifty (50) miles from the San Diego, California metropolitan area (unless such relocation is consented to by Executive), (ii) Executive has been demoted or has incurred a material reduction in his authority or responsibility as an employee of the Company, including (without limitation) a reduction or elimination of his authority to approve expenditures or to hire, promote, demote or terminate subordinates; (iii) Executive has incurred a reduction in his total compensation (including benefits) as an employee of the Company, other than pursuant to a Company-wide reduction of total compensation (including benefits) for employees of the Company generally; (iv) Executive has not received a contemporaneous increase in his total compensation (including benefits) which is commensurate with increases in total compensation (including benefits) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the Executive; or (v) Executive has not received a bonus commensurate with bonuses (if any) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of Executive.

                      (b) Termination by Death. If Executive's employment is terminated by death, Executive's estate shall be entitled to receive (i) compensation equal to what would have been his Base Salary under Section 5(a) for one (1) year, payable at such times as his Base Salary would have been paid if his employment had not been terminated, (ii) the Quarterly Bonus applicable to the calendar quarter in which such termination occurs and each of the three calendar quarters following such quarter (each of which shall be in the amount of $25,000) and the full


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prior year's bonus under the Company's Management Incentive Compensation Plan
(or $150,000 if Executive's death occurs during 1998, so long as the initial milestone in the Company's initial preferred stock financing is met in 1998, and
(iii) life insurance benefits pursuant to any life insurance purchased by the Company for the benefit of Executive and the life insurance policy referred to in Section 5(c) above. If Executive's employment is terminated by death, the provisions of the Company's Long Term Incentive Plan regarding the exercisability of options upon the death of the optionee shall apply.

                      (c) Termination for Cause. If Executive's employment is terminated by the Company for Cause, the Company shall not have any other or further obligations to Executive under this Agreement except (i) as to that portion of any unpaid Base Salary, any bonus earned but not paid and other benefits accrued and earned under this Agreement through the date of such termination, (ii) as may be provided in accordance with the terms of retirement and other benefit plans pursuant to Section 5(c), and (iii) as to benefits, if any, provided by any insurance policies in accordance with their terms. In addition, if Executive's employment is terminated by the Company for Cause, Executive shall immediately forfeit any unvested stock rights and stock options and other such unvested incentives or awards previously granted to him by the Company, including, without limitation, the stock options to be granted to Executive pursuant to Section 5(g) (to the extent then unvested). Executive shall have one year from termination to exercise any vested stock options or other stock rights. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

                      (d) Termination without Cause or for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive (i) severance compensation equal to what would have been his Base Salary under Section 5(a), payable at such times as his Base Salary would have been paid if his employment had not been terminated, for the longer of fifteen (15) months or the remainder of what would have been the Term, (ii) the Quarterly Bonus for the remainder of what would have been the Term and an annual bonus for the remainder of what would have been the Term in an amount equal to the average of the prior annual bonuses paid hereunder (disregarding any year when no bonus was paid and providing for a $150,000 annual bonus if termination occurs in 1998 so long as the initial milestone described in the Company's initial preferred stock financing is met in 1998), (iii) other benefits accrued by him hereunder up to and including the date of such termination, payable within ninety (90) days after the date of such termination, and (iv) the benefits set forth in Section 5(c) for the longer of fifteen (15) months or the remainder of what would have been the Term. In the event Executive's employment is terminated by the Company without cause or by Executive for Good Reason, Executive's stock options and other stock rights shall become immediately vested and exercisable in full and shall be exercisable for one year from termination.

                      (e) Termination for Permanent Disability. If Executive's employment is terminated by the Company for Permanent Disability, Executive shall be entitled to receive (i) severance compensation equal to what would have been his Base Salary under Section 5(a) for fifteen (15) months, payable at such times as his Base Salary would have been paid if his employment had not been terminated, (ii) the Quarterly Bonus applicable to the calendar quarter


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in which such termination occurs and each of the four calendar quarters following such quarter (each of which shall be in the amount of $25,000) and one year's annual bonus calculated in the same manner as paragraph (d) above. In addition, for a period of fifteen (15) months following the date of such termination, the Company shall continue to pay to Executive all medical benefits pursuant to any plans and programs in which Executive was entitled to participate immediately prior to the date of termination as if Executive were still employed pursuant hereto. If Executive's employment is terminated by the Company for Permanent Disability, the provisions of the Company's Long Term Incentive Plan regarding the exercisability of options upon the disability of the optionee shall apply, except that stock options and other stock rights granted to Executive shall have their vesting accelerated fifteen (15) months and shall be exercisable for one year from termination.

               7. Confidential Information: Non-Competition.

                      Executive acknowledges the Company's reliance on and expectation of Executive's continued commitment to performance of his duties and responsibilities during the Term. In light of such reliance and expectation on the part of the Company, and for other good reasons, Executive and the Company are entering into a Non-Competition Agreement and the Company's standard employee confidentiality agreement, each dated the date hereof. Executive agrees to perform each and every obligation of Executive therein contained.

               8. Miscellaneous.

                      (a) Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

                      (b) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

                      (c) The rights and obligations of the company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal representatives and assigns.

                      (d) All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requests, sent by facsimile, or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

                      If to the Company or the Board:


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                      Women First HealthCare, Inc.
                      1 Meadowlands Plaza
                      East Rutherford, New Jersey  07073
                      Telephone:  (201) 507-9110
                      Facsimile:  (201) 507-9270
                      Attention:  Edward Calesa

                      With a copy to:

                      Latham & Watkins
                      701 B Street, Suite 2100
                      San Diego, California 92101
                      Telephone:  (619) 236-1234
                      Facsimile:  (619) 696-7419
                      Attention:  Scott N. Wolfe

                      If to Executive:

                      David F. Hale
                      Post Office Box 8925
                      16596 Via Lago Azul
                      Rancho Santa Fe, California 92067

                      Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

               Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

                      (e) The failure of either party to enforce any provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                      (f) This Agreement supersedes all prior or contemporaneous agreements and understandings between the parties and may not be modified or terminated orally. No modification or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.


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                      (g) This Agreement shall be governed by, and construed in
accordance with the provisions of the law of California, without regard to the conflict of laws principles thereof.

                      (h) All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

                      (i) Captions and section headings used herein are for convenience and are not a party of this Agreement and shall not be used in construing it.

                      (j) This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument.

                      (k) Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in San Diego in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure, including (without limitation) such discovery as is specifically authorized by section 1283.05 of the California Code of Civil Procedure, without need of prior leave of the arbitrator under section 1283.05(e) of such Code. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association shall be paid as determined by the arbitrator.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

                                    WOMEN FIRST HEALTHCARE, INC.



                                    By: /S/ EDWARD F. CALESA
                                        ______________________________
                                          Name:
                                          Chairman

                                        /S/ DAVID F. HALE
                                         ______________________________
                                         David F. Hale


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